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Exhibit 99.2

Phase Forward Agrees to Be Acquired by Oracle

        WALTHAM, Mass., Apr 16, 2010 (BUSINESS WIRE)—Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced that it has agreed to be acquired by Oracle for $17.00 per share in cash, representing a valuation of approximately $685 million. The transaction is subject to stockholder and regulatory approval and other customary closing conditions and is expected to close in mid-2010.

        Bob Weiler, Chairman, President & CEO of Phase Forward, said, "Deployed in over 10,000 clinical trials, Phase Forward's software has been used successfully by hundreds of customers to accelerate innovation in drug development and patient care delivery. We look forward to combining our complementary wealth of experience with Oracle Health Sciences."

        Phase Forward management and employees are expected to join Oracle as part of the Oracle Health Sciences Global Business Unit. The combination is expected to enable researchers, clinical development professionals, physicians, regulators and patients to more effectively and securely capture, contribute, access and share data. The acquisition of Phase Forward is consistent with Oracle's strategy to provide mission-critical applications for key industries.

        "The life sciences and healthcare industries are converging as they seek to control costs while accelerating patient-centered innovation," said Neil de Crescenzo, Senior Vice President and General Manager, Oracle Health Sciences. "Phase Forward brings outstanding products and employees with significant expertise to Oracle that will help enable the delivery of personalized medicine and value-based healthcare."

Phase Forward to Report First Quarter Results on April 27th

        On April 27th, Phase Forward will issue its financial results for the first quarter 2010, ended March 31, 2010. As a result of the company's announced acquisition by Oracle Corporation, the company no longer plans on hosting a conference call after the market close on that day.

About Phase Forward

        Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. Phase Forward's products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 300 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, SGS, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

        Phase Forward Incorporated ("Phase Forward") plans to file with the Securities and Exchange Commission (the "SEC") and mail to its stockholders a proxy statement in connection with the proposed merger with Pine Acquisition Corporation, pursuant to which Phase Forward would be acquired by Oracle Corporation ("Oracle") (the "Merger"). Investors and security holders of Phase Forward are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about Phase Forward, Oracle and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all documents filed by Phase Forward with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Phase Forward by directing a written request to Phase Forward Incorporated, 77 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

        Phase Forward and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Phase Forward in connection with the proposed Merger. Information about those executive officers and directors of Phase Forward and their ownership of Phase Forward common stock is set forth in the proxy statement for Phase Forward's 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2010, and is supplemented by other public filings made, and to be made, with the SEC by Phase Forward. Investors and security holders may obtain additional information regarding the direct and indirect interests of Phase Forward, Oracle and their respective executive officers and directors in the Merger by reading the proxy statement and other public filings referred to above.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

        Certain items in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involved certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability to complete the Merger in light of the various closing conditions, including those conditions related to regulatory approvals, the ability of the parties to consummate the proposed Merger; the impact of the announcement or the closing of the Merger on Phase Forward's relationships with its employees, existing customers or potential future customers; the ability of Oracle to successfully integrate Phase Forward's operations and employees; the ability to realize anticipated synergies and costs savings of the proposed Merger; and such other risks detailed in the Phase Forward Annual Report on Form 10-K filed with the SEC on February 26, 2010 and other reports filed with the SEC.

        In addition, the statements in this document reflect the expectations and beliefs of Phase Forward and/or Oracle as of the date of this document. Phase Forward and Oracle anticipate that subsequent events and developments will cause their expectations and beliefs to change. However, while Phase Forward and Oracle may elect to update these forward-looking statements publicly in the future, they specifically disclaim any obligation to do so. The forward-looking statements of Phase Forward and/or Oracle do not reflect the potential impact of any future dispositions or strategic transactions, including the Merger, that may be undertaken. These forward-looking statements should not be relied upon as representing Phase Forward's or Oracle's views as of any date after the date of this document.

SOURCE: Phase Forward Incorporated

Public Relations

CHEN PR, Inc
Barbara Heffner, 508-397-1138
rwambold@chenpr.com
or

Investor Relations

ICR
Timothy Dolan, 617-956-6727
tdolan@icrinc.com

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  Exhibit 99.2